December 15, 1998


Mr. C. Wayne Prater
2702 Windrush Way
Baton Rouge, LA  70809

Re:  Stock Options, VarTech Systems Inc.
     and C. Wayne Prater

Dear Mr. Prater:

This will confirm that as consideration for your financial assistance and consulting services for the years 1992 through 1997 for VarTech Systems Inc., or its subsidiaries or affiliates, you are hereby granted the option to purchase up to 150,000 shares of the authorized, but unissued common stock of VarTech Systems Inc. upon the terms and conditions as set forth herein.

The purchase price for shares of stock purchased pursuant to this option shall be $1.00 per share. You may exercise these options commencing with the date of this letter for a period of 5 years from the date of this letter.

To exercise the options provided herein, you shall be required to give written notice of such exercise to the company. The notice of exercise shall state the number of shares to be purchased. The notice shall be accompanied by payment of the option price for each option so exercised. The company shall then cause a timely issuance of certificates representing the shares so exercised through its transfer agent for delivery to you.

The company looks forward to a long and mutually profitable relationship concerning your involvement.

Sincerely yours,

J. Keith Henderson
President

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